EXHIBIT (h)(47)

AMENDED AND RESTATED SCHEDULE A

Fund	Initial Term	Class N	Class I
ASTON/Barings International Fund	February 28, 2011	1.40%	1.15%
ASTON/Herndon Large Cap Value Fund	April 1, 2011	1.30%	-
ASTON/Herndon Large Cap Value Fund	February 28, 2012	-	1.05%
ASTON/Lake Partners LASSO Alternatives Fund	February 28, 2011	1.45%	1.20%
ASTON/Anchor Capital Enhanced Equity Fund	February 28, 2011	1.40%	1.15%
ASTON/Montag & Caldwell Mid Cap Growth Fund	February 28, 2011	1.25%	-
ASTON/Montag & Caldwell Mid Cap Growth Fund	May 31, 2015	-	1.00%
ASTON/River Road Select Value Fund	February 28, 2011	1.50%	1.25%
ASTON/LMCG Small Cap Growth Fund	February 28, 2012	1.35%	-
ASTON/LMCG Small Cap Growth Fund	May 31, 2012	-	1.10%
ASTON/River Road Independent Value Fund	February 28, 2012	1.42%	-
ASTON/River Road Independent Value Fund	May 31, 2012	-	1.17%
ASTON/River Road Long-Short Fund	February 28, 2012	1.70%	-
ASTON/River Road Long-Short Fund	February 28, 2014	-	1.45%
ASTON/DoubleLine Core Plus Fixed Income Fund	July 31, 2012	0.94%	0.69%
ASTON/Silvercrest Small Cap Fund	February 28, 2013	1.40%	1.15%
ASTON/River Road Dividend All Cap Value Fund II	June 30, 2013	1.30%	1.05%
ASTON/LMCG Emerging Markets Fund	March 31, 2014	1.65%	1.40%
ASTON/Pictet International Fund	April 9, 2015	1.40%	1.15%
ASTON/Guardian Capital Global Dividend Fund	April 9, 2015	1.30%	1.05%

Amended and Restated July 1, 2012
Amended and Restated February 28, 2013
Amended and Restated March 26, 2013
Amended and Restated February 28, 2014
Amended and Restated March 26, 2014